Exhibit 10.12

eASIC Corporation

2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

Tel: (408) 855-9200

Fax: (408) 855-9201

www.easic.com

May 1, 2014

Michael S. Fender

Dear Michael,

eASIC Corporation (“eASIC” or the “Company”) is pleased to formally offer you a full time position as Vice President of Worldwide Sales. You will be reporting to Ronnie Vasishta, President and CEO. You will be responsible for duties commensurate with this position. Throughout the term of your employment, you will devote on a full time basis such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities. As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services.

Compensation:

Your monthly salary will be $15,833.34, which is equivalent to $190,000.00 annually. Your monthly salary will be less payroll deductions and all required withholdings.

Your target commission incentive per year will be $130,000.00, the metrics for which is attached to this document as Attachment A. You will receive a guaranteed payout from May 12, 2014 through June 30, 2014 plus another three (3) months from July 1 through September 30, 2014. Your guaranteed payout does not include the 1/3 payout from the executive bonus plan as stated in Attachment A

You will be eligible to participate in the Company’s health benefits, vacation and holiday pay, and other employee benefits, in accordance with the Company’s employee policies as developed, adopted and modified from time to time. The Company reserves the right to modify or cancel such benefits at any time.

You will also receive a monthly car allowance of $600.00. Your monthly car allowance will be less payroll deductions and all required withholdings.

Relocation Expenses:

eASIC will compensate you up to $50,000.00 in relocation expenses. eASIC will also support (up to a year maximum) your airfare for trips home during the transition time. When possible you should incorporate these trips with other work related sales trips.

Start Date:

Your start date is: May 12, 2014

Reassignment

The Company reserves the right in its discretion to assign you to perform duties at any other location or that may differ in any manner whatsoever from any duties described in this agreement.

Common Stock Shares

In connection with your employment with the Company, the Company will recommend that the Board of Directors grant you an option to purchase five million five hundred thirty one thousand two hundred eighty two (5,531,282) shares of the Company’s Common Stock (“Shares”). The option shall have an exercise purchase price equal to the fair market value on the date of the grant as determined by the Company’s Board of Directors. Twenty-five percent of the Shares shall vest upon your completion of one year of continuous service from your start date, and the remaining shares shall vest each month of continuous service thereafter over the next three years, provided however, that the Shares shall be subject to acceleration based on the double trigger acceleration provisions attached hereto as Schedule B. The Shares will continue to vest only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the Stock Option Agreement between you and the Company.

Confidentiality Agreement

During the full time period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company.

As an eASIC employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s standard agreement relating to proprietary rights (the “Inventions Agreement”). This letter, the “Inventions Agreement”, the Company policy for all employees, and your Stock Option Agreement between you and eASIC, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

At Will Employment

You should be aware that your employment with eASIC is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason, simply by notifying the Company. Similarly, eASIC is free to conclude its employment relationship with you at any time for any reason, with or without cause. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

Dispute Resolution

You and the Company agree that any dispute between you (including any claims you may have against any officer, director, or employee of the Company or any subsidiary thereof), including without limitation any dispute arising directly or indirectly out of termination of the employment relationship created hereunder, shall be resolved under the Company dispute Resolution Procedure where Arbitration shall be the exclusive final remedy for dispute between the parties.

The aforementioned are the terms and conditions of your employment and any other representation which may have been made to you are superseded by this offer. If the above terms and conditions are in accordance with your understanding, please sign this letter where indicated below and return it to me. This offer, if not accepted, will expire on May 9, 2014. Your employment is contingent upon your providing the Company with the legally required proof of your identity and legal right to work in the United States. It is mandatory that you bring with you your documents on your first day of work at eASIC.

eASIC intends to be the technology leader in the Structured ASIC, Configurable Logic, and FPGA segments of the IC design implementation and manufacturing market and hopes that you will join us in this mission. Michael, all of us at eASIC look forward to having you join us. I am confident that your contribution will be an asset in our success. If you have any questions about this letter or your offer, please do not hesitate to contact me.

Sincerely,

By:	/s/ Ronnie Vasishta
Ronnie Vasishta, CEO

This offer of employment is expressly conditioned upon, and shall not be effective in the absence of your agreement and acceptance.

I agree to and accept this offer of employment with eASIC Corporation.

/s/ Michael S. Fender
Michael S. Fender

May 5th, 2014
Date

SCHEDULE B

DOUBLE TRIGGER ACCELERATION PROVISION

In the event of (i) your involuntary termination by the Company without Cause, or (ii) your voluntary termination for Good Reason, in either case occurring after a Change in Control but not later than twelve (12) months following a Change in Control, and subject to your signing, dating, returning to the Company and allowing to become effective a general release of all known and unknown claims in favor of the Company and its officers, directors, shareholders, employees, agents and successors, the option(s) will be subject to vesting acceleration of 100% of each such option’s then unvested shares.

“Change in Control” means; (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) if as a result of such transaction or series of related transactions the shareholders of the Company prior to the commencement of the transaction or transactions own less than thirty percent (30%) of the voting shares of the entity surviving such transaction or transactions; (ii) the sale, transfer or other disposition of all or substantially all assets of the Company; or (iii) a sale of all or substantially all of the capital stock of the Company.

“Cause” means (i) your conviction or plea of nolo contendere to a felony or other intentional misconduct that, in the reasonable and good faith determination of the Board, (A) makes it impracticable for you to discharge substantially all of your duties as an officer of the Company, or (B) has a deleterious effect on the Company’s reputation in its market or in the financial community, (ii) you commit gross negligence or intentional misconduct (including, without limitation, embezzlement, fraud or dishonesty) that is materially injurious to the Company, or (iii) you violate in a material respect your employment duties (including, but not limited to, (A) a willful or grossly negligent act by you constituting a material breach of your Employee Confidentiality And Inventions Assignment Agreement or (B) your failure to substantially perform your duties as an employee of the Company consistent with your title and duties and you do not cure such violation within fifteen (15) calendar days after receiving written notice from the Company detailing the specific actions of such failure to perform and the specific actions necessary for you to cure such failure to perform).

“Good Reason” means your resignation of employment with the Company as a result of any action by the Company (or its successor or acquirer) which, without your written consent, (i) materially reduces the amount of your then annual base compensation, except for a general reduction that applies proportionally to similarly situated employees, or (ii) unilaterally and materially changes your title and duties; provided, however, that the unilateral change by the surviving or acquiring entity (or its parent) in your title and duties to a position that is substantially comparable in salary and responsibility to your current position shall not constitute “Good Reason”, or (iii) relocation of your principal place of employment by more than twenty-five (25) miles, or (iv) a successor entity’s failure to assume this Agreement, or (v) any material breach by the Company of any material provision of any written agreement between you and the Company. For your resignation to qualify as “Good Reason,” the following also must occur: (A) within the 60-day period immediately following the material change or reduction that you claim constitutes Good Reason for your resignation, you provide the Board with written notice of the applicable material change or reduction; (B) such material change or reduction is not remedied by the Company within thirty (30) days following the Board’s receipt of such written notice from you; and (C) your resignation of employment is effective not later than thirty (30) days after the expiration of the aforementioned thirty (30) day cure period.